Storage USA, Inc.
Ratio of earnings to fixed charges
Form S-3
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                                                     Actual            9 Months          03/24/94         Pro Forma
                                                      1995               1996            12/31/94            1994
                                                      ----               ----            --------            ----
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Earnings:

Net income                                           $29,153              $30,181         $11,930            $14,243

Interest expense                                      $3,004               $5,848          $1,404             $1,833

Amortization of debt expenses                           $903                 $425             $55                $55

Total Earnings                                       $33,060              $36,454         $13,389            $16,131

Fixed Charges:

Interest expense                                      $3,004               $5,848          $1,404             $1,833

Capitalized interest                                    $532                 $674              $0                 $0

Amortization of debt expense                            $903                 $425             $55                $55

Total Fixed Charges                                   $4,439               $6,947          $1,459             $1,888

Ratio                                                   7.45                 5.25            9.18               8.54
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